Exhibit 99.21

NINTH AMENDMENT TO
CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE
This NINTH AMENDMENT TO CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE (“Amendment”) is made and is effective as of November 30, 2014, by and among Mortgage Guaranty Insurance Corporation (“MGIC”), Countrywide Home Loans, Inc. (“CHL”) and Bank of America, N.A., in its capacity as master servicer or servicer of Subject Loans (“Servicer”). Capitalized terms used in this Amendment without definition have the meaning given them in the Settlement Agreement.
RECITALS
WHEREAS, MGIC, CHL, and Bank of America are Parties to a Confidential Settlement Agreement and Release, dated as of April 19, 2013 (as amended, the “Settlement Agreement”); and
WHEREAS, the Parties desire further to amend the Settlement Agreement in certain respects as specified in this Amendment.
NOW, THEREFORE, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the promises and other matters contained herein, the Parties agree, pursuant to Section 19(g) of the Settlement Agreement, that the Settlement Agreement is hereby amended as follows:
1.	Other Consents. The words “November 30, 2014” in Sections 5(a), 5(c)(i) and 5(c)(ii) are replaced with the words “January 29, 2015”.
2.	Settlement Agreement. The Parties hereby affirm all other terms, provisions, and conditions of the Settlement Agreement. All references in the Settlement Agreement to the Settlement Agreement shall mean the Settlement Agreement as amended by all Amendments.
3.	Governing Law. This Amendment and any Cause of Action arising under or related to this Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the law of conflicts.
4.	Interpretation. This Amendment shall not be construed against any Party, but shall be construed as if the Parties jointly prepared the Amendment and any uncertainty and ambiguity shall not be interpreted against any one Party.
5.	Severability. If any provision of this Amendment is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Amendment shall remain in full force and effect and shall be binding upon the Parties.

6.	Representations and Warranties. Each of the Parties represents that: (1) it has full power and authority to execute and deliver this Amendment and to perform its obligations under the Amendment; (2) it has taken all necessary corporate action to authorize the execution and delivery of this Amendment and the performance of its duties and obligations contemplated hereby; (3) none of such execution, delivery, or performance of this Amendment and the transactions contemplated hereby: (A) conflicts with the obligations of such Party under any material agreement binding upon it; (B) requires any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental authority, agency or instrumentality, or any third party, except for (x) filing with the appropriate periodic report with the Securities and Exchange Commission and (y) any authorization, consent, approval, registration, declaration, filing, or notice that has been obtained or given prior to the date hereof; (C) results in, or requires, the creation or imposition of any lien or other charge upon or with respect to any of the assets now owned or hereafter acquired by a Party; and (4) this Amendment, upon execution and delivery, is a valid and binding agreement, enforceable against it in accordance with the terms of the Settlement Agreement, as amended by this Amendment, subject to applicable bankruptcy, insolvency, reorganization, moratorium, insurers’ rehabilitation and liquidation, and other similar laws affecting creditor’s rights generally and general principles of equity.
7.	Counterparts. This Amendment may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all Parties. Signatures of the Parties transmitted by fax or .pdf shall be deemed to be their original signatures for all purposes.
[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have executed this Ninth Amendment to Confidential Settlement Agreement and Release as of the date first stated above.
MORTGAGE GUARANTY INSURANCE CORPORATION	COUNTRYWIDE HOME LOANS, INC.

/s/ Jeffrey H. Lane	/s/ Michael Schloessmann
Name: Jeffrey H. Lane	Name: Michael Schloessmann
Title: Executive Vice President and General Counsel	Title: President

BANK OF AMERICA, N.A., as Master Servicer or Servicer

/s/ John Cousins
Name: John Cousins
Title: Senior Vice President